SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or Section 13(e)(1)

of the Securities Exchange Act of 1934

MF GLOBAL HOLDINGS LTD.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

9.75% Non-Cumulative Convertible Preferred Stock, Series B

and 9.00% Convertible Senior Notes due 2038

(Title of Class of Securities)

55277J 207 and 55276YAB2

(CUSIP Number of Class of Securities)

Laurie R. Ferber, Esq.

717 Fifth Avenue

New York, NY 10022

(212) 589-6200

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

With copies to:

David B. Harms, Esq.

Catherine M. Clarkin, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$327,424,000	$23,345.33

*	Calculated Solely for purposes of determining the amount of the filing fee. The transaction valuation assumes the exchange of 1,500,000 shares of 9.75% Non-Cumulative Convertible Preferred Stock, Series B par value $1.00 per share (the “Series B Preferred Stock”) of MF Global Holdings Ltd. and $205,000,000 aggregate principal amount of 9.00% Convertible Senior Notes due 2038 (the “Notes”, and together with the Series B Preferred Stock, the “Exchange Securities”), for common stock of MF Global Holdings Ltd., par value $1.00 per share. This amount is based upon the book value of the securities acquired.
**	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Rate Advisory #4 for Fiscal Year 2010, effective December 21, 2009, equals $71.30 for each $1,000,000 of the value of the transaction.

☐	Check the box if any part of the filing fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount previously paid:	N/A	Filing Party:	N/A
Form or Registration No:	N/A	Date Filed:	N/A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

☒	Check the appropriate boxes below to designate any transaction to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

INTRODUCTORY STATEMENT

This Issuer Tender Offer Statement on Schedule TO (this “Schedule TO”) is being filed by MF Global Holdings Ltd., a Delaware corporation, (the “Company”) pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with an offer by the Company to exchange any and all of its outstanding shares of 9.75% Non-Cumulative Convertible Preferred Stock, Series B, par value $1.00 per share (the “Series B Preferred Stock”) and any and all of its outstanding 9.00% Convertible Senior Notes due 2038 (the “Notes” and, together with the Series B Preferred Stock, the “Exchange Securities”) for shares of common stock of the Company, par value $1.00 per share (the “Common Stock”), on the terms and subject to the conditions described in the Offer to Exchange (the “Offer to Exchange”) and in the related Letters of Transmittal (the “Letters of Transmittal”), which together constitute the “Exchange Offer” and which are filed as exhibits (a)(1)(A) and (a)(1)(B), respectively, to this Schedule TO.

The information set forth in the Offer to Exchange and the accompanying Letters of Transmittal is hereby expressly incorporated by reference in response to all applicable items required by this Schedule TO. This Schedule TO and Letters of Transmittal are being filed in satisfaction of the reporting requirements of Rule 13e-4(c)(2) under the Exchange Act. As used in this schedule, unless the context indicates otherwise, the terms “Company”, “we”, “our” and “us” refer to MF Global Holdings Ltd. and its subsidiaries.

Item 1.	Summary Term Sheet.

The information set forth under caption entitled “Summary” in the Offer to Exchange is incorporated herein by reference.

Item 2.	Subject Company Information.

(a)	The name of the issuer is MF Global Holdings Ltd., a Delaware corporation, and the address of its principal executive office is 717 Fifth Avenue, New York, NY 10022. The telephone number of its principal executive office is
(212) 589-6200.

(b)	The subject securities are the Exchange Securities. As of the date hereof, there are 1,500,000 shares of Series B Preferred Stock and $205,000,000 aggregate principal amount of the Notes outstanding.

(c)	The Exchange Securities are not listed on any national or regional securities exchange or quoted on any automated quotation system. To the Company’s knowledge, the Exchange Securities are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Exchange Securities are not available. The Common Stock into which the Exchange Securities are convertible trades on the New York Stock Exchange under the symbol “MF”. The information set forth under “Market Prices for Common Stock” in the Offer to Purchase is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

(a)	The principal executive office of the filing person, MF Global Holdings Ltd., is located at 717 Fifth Avenue, New York, NY 10022. The telephone number of its principal executive office is (212) 589-6200.

As required by General Instruction C to Schedule TO, the following persons are directors and executive officers of the Company. No single person or group of persons controls the Company

Name	Position
Jon S. Corzine	Chairman and Chief Executive Officer

Thomas F. Connolly	Global Head of Human Resources

Laurie R. Ferber	General Counsel

Karel F. Harbour	Chief Operating Officer and Interim Managing Director, Asia/Pacific

Thomas M. Harte	Managing Director, North America

J. Randy MacDonald	Chief Financial Officer

Michael K. Roseman	Chief Risk Officer

James Rowsell	Managing Director, Europe

David P. Bolger	Director

Alison J. Carnwath	Director

Eileen S. Fusco	Director

David Gelber	Director

Martin Glynn	Director

Edward L. Goldberg	Director

David I. Schamis	Director

Robert S. Sloan	Director

The business address of each director and executive officer of the Company listed above is: c/o MF Global Holdings Ltd., 717 Fifth Avenue, New York, NY 10022, and such person’s telephone number is (212) 589-6200.

Item 4.	Terms of the Transaction.

(a) MaterialTerms

(1) Tender Offers

(i)-(ii)	The information set forth in the Offer to Exchange under the captions entitled “Summary” and “The Exchange Offer—Terms of the Exchange Offer” is incorporated herein by reference.

(iii)	The information set forth in the Offer to Exchange under the captions entitled “Summary” and “The Exchange Offer—Expiration Date; Extensions; Amendments” is incorporated herein by reference.

(iv)	Not applicable.

(v)	The information set forth in the Offer to Exchange under the captions entitled “Summary” and “The Exchange Offer—Expiration Date; Extensions; Amendments” is incorporated herein by reference.

		(vi)	The information set forth in the Offer to Exchange under the captions entitled “Summary” and “The Exchange Offer—Withdrawal Rights” is incorporated herein by reference.

		(vii)	The information set forth in the Offer to Exchange under the captions entitled “Summary”, “The Exchange Offer—Procedures for Tendering Exchange Securities” and “—Withdrawal Rights” is incorporated herein by reference.

		(viii)	The information set forth in the Offer to Exchange under the captions entitled “Summary” and “The Exchange Offer—Acceptance of Exchange Securities for Exchange; Delivery of Offer Consideration and Cash” is incorporated herein by reference.

		(ix)	Not applicable.

		(x)	The information set forth in the Offer to Exchange under the captions entitled “Comparison of Rights between the Common Stock and the Exchange Securities” and “Risk Factors—Risk Related to the Exchange Offer” is incorporated herein by reference.

		(xi)	The information set forth in the Offer to Exchange under the caption entitled “The Exchange—Accounting Treatment” is incorporated herein by reference.

		(xii)	The information set forth in the Offer to Exchange under the captions entitled “Material U.S. Federal Income Tax Considerations” is incorporated herein by reference.

Instruction to Item 1004(a)

The information set forth in the Offer to Exchange under the captions entitled “Description of Common Stock” and “Comparison of Rights between the Common Stock and Exchange Securities” is incorporated herein by reference.

	(2)	Mergers and Similar Transactions.

		(i)-(vii)	Not applicable.

(b)		The information set forth in the Offer to Exchange under the caption entitled “Miscellaneous—Securities Ownership” is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(e)	Agreements Involving the Subject Company’s Securities.

The Company has entered into the following agreements in connection with the Notes.

(1)	Indenture, between MF Global Ltd. and Deutsche Bank Trust Company Americas, with respect to the Notes, dated as of June 25, 2008, filed on June 26, 2008 as Exhibit 4.1 to our Current Report on Form 8-K is incorporated herein by reference. A description of the material provisions of the Indenture is set forth in the Company’s Current Report on Form 8-K, filed on June 26, 2008, and is also incorporated herein by reference.

(2)	First Supplemental Indenture, between the Company and Deutsche Bank Trust Company Americas, with respect to the Notes, dated as of January 4, 2010, filed on January 5, 2010 as

Exhibit 4.2 to our Current Report on Form 8-K12G3, is incorporated herein by reference. A description of the material provisions of the Indenture is set forth in the Company’s Current Report on Form 8-K12G32, filed on January 5, 2010, and is also incorporated herein by reference.

The Company has entered into the following agreements in connection with its capital stock.

(1)	Form of Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, filed on July 6, 2007 as Exhibit 4.3 to our Registration Statement on Form F-1, relating to the initial public offering of its common shares, as amended, incorporated herein by reference. A description of the material provisions of the Rights Agreement is set forth in our Registration Statement on Form F-1, filed on July 6, 2007, and is also incorporated herein by reference.

(2)	Amendment No. 1 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, filed on June 13, 2008 as Exhibit 4.5 to our Annual Report on Form 10-K, incorporated herein by reference.

(3)	Amendment No. 2 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, filed on January 5, 2010 as Exhibit 4.3 to our Current Report on Form 8-K12G3, incorporated herein by reference.

(4)	Amendment No. 3 to the Rights Agreement between MF Global Holdings Ltd. and Computershare Trust Company, N.A. as Rights Agent, filed on May 28, 2010 as Exhibit 4.5 to our Annual Report on Form 10-K, incorporated herein by reference.

(5)	Form of Master Separation Agreement by and between Man Group plc and MF Global Ltd., filed on May 31, 2007 as Exhibit 2.1 to our Registration Statement on Form F-1, relating to the initial public offering of its common shares, as amended, incorporated herein by reference. A description of the material provisions of the Master Separation Agreement is set forth in our Registration Statement on Form F-1, filed on May 31, 2007, and is also incorporated herein by reference.

(6)	Form of Registration Rights Agreement by and between the Company and J.C. Flowers II L.P., filed on June 13, 2008 as Exhibit 4.6 to our Annual Report on Form 10-K, incorporated herein by reference. A description of the material provisions of the Registration Rights Agreement is set forth in our Current Report on Form 8-K, filed on May 23, 2008, and is also incorporated herein by reference.

(7)	Investment Agreement between the Company and J.C. Flowers II L.P., as amended, filed on June 13, 2008 as Exhibit 10.48 to our Annual Report on Form 10-K, incorporated herein by reference. A description of the material provisions of the Investment Agreement is set forth in our Current Report on Form 8-K, filed on May 23, 2008, and is also incorporated herein by reference.

(8)	Amendment No. 1 to the Investment Agreement between the Company and J.C. Flowers II L.P., as amended, filed on June 13, 2008 as Exhibit 10.49 to our Annual Report on Form 10-K, incorporated herein by reference.

(9)	Transfer Agreement, dated as of February 3, 2010 , between the Company and JCF MFG Holdco LLC, filed on February 5, 2010 as Exhibit 10.2 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(10)	Replacement Capital Covenant, filed on July 18, 2008 as Exhibit 1.1 to our Current Report on Form 8-K, incorporated herein by reference. A description of the material provisions of the Replacement Capital Covenant is set forth in our Current Report on Form 8-K, filed on July 18, 2008, and is also incorporated herein by reference.

(11)	Amended and Restated MF Global 2007 Long Term Incentive Plan, filed on February 11, 2009 as Exhibit 10.3 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(12)	Amendment No. 1 to the MF Global Ltd. Amended and Restated 2007 Long Term Incentive Plan, effective as of January 4, 2010, filed on January 25, 2010 as Exhibit 4.5 to our Post-Effective Amendment No.1 to our Registration Statement on Form S-8, incorporated herein by reference.

(13)	Form of Share Option Award Agreement (Employee Version), filed on November 13, 2007 as Exhibit 10.24 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(14)	Form of Share Option Award Agreement (Selected Executives Version), filed on November 13, 2007 as Exhibit 10.25 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(15)	Form of Restricted Share Unit Award Agreement (Employee Version), filed on November 13, 2007 as Exhibit 10.26 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(16)	Form of Restricted Share Unit Award Agreement (Selected Executives Version), filed on November 13, 2007 as Exhibit 10.27 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(17)	Form of Share Option Award Agreement (Employee Version), filed on August 7, 2009 as Exhibit 10.3 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(18)	Form of Restricted Share Unit Award Agreement (Cliff Vesting), filed on August 7, 2009 as Exhibit 10.4 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(19)	Form of Restricted Share Unit Award Agreement (Ratable Vesting), filed on August 7, 2009 as Exhibit 10.5 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(20)	Form of Restricted Share Unit Award Agreement (Share Option Exchange), filed on October 7, 2009 as Exhibit 99.(A)(I)(IV) to our Tender Offer Statement in Schedule TO incorporated herein by reference.

(21)	MF Global Ltd. Employee Stock Purchase Plan, filed on November 13, 2007 as Exhibit 10.28 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(22)	Amendment No. 1 to the MF Global Ltd. Employee Stock Purchase Plan, effective as of January 4. 2010, filed on January 25, 2010 as Exhibit 4.6 to our Post-Effective Amendment No.1 to our Registration Statement on Form S-8, incorporated herein by reference.

(23)	MF Global Ltd. Approved Savings-Related Share Option Plan, filed on November 13, 2007 as Exhibit 10.29 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(24)	Form of Non-Executive Chairman Restricted Share Award Agreement, filed on July 6, 2007 as Exhibit 10.33 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, incorporated herein by reference.

(25)	Form of Non-Employee Director Restricted Share Award Agreement, filed on July 6, 2007 as Exhibit 10.37 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, incorporated herein by reference.

(26)	Transition Agreement between MF Global Ltd. and Kevin R. Davis, filed on October 29, 2008 as Exhibit 99.1 to our Current Report on Form 8-K, incorporated herein by reference.

(27)	Transition Agreement between MF Global Ltd. and Christopher Smith, filed on September 11, 2008 as Exhibit 99.1 to our Current Report on Form 8-K, incorporated herein by reference.

(28)	Transition Agreement between MF Global Ltd. and Amy Butte, filed on January 4, 2008 as Exhibit 99.1 to our Current Report on Form 8-K, incorporated herein by reference.

(29)	Form of Executive Officer Employment Agreement with MF Global Ltd., filed on July 6, 2007 as Exhibit 10.16 to our Registration Statement on Form F-1, relating to the initial public offering of its common shares, as amended, incorporated herein by reference.

(30)	Amended and Restated Employment Agreement, dated as of April 2, 2009, between MF Global Ltd. and Bernard W. Dan, filed on April 3, 2009 as Exhibit 10.1 of our Current Report on Form 8-K, incorporated herein by reference. A description of the material provisions of the Amended and Restated Employment Agreement is set forth in our Current Report on
Form 8-K, filed on April 2, 2009, and is also incorporated herein by reference.

(31)	Employment Agreement, dated as of May 15, 2009, between MF Global Ltd. and Laurie R. Ferber, filed on August 7, 2009 as Exhibit 10.1 of our Quarterly Report on Form 10-Q, incorporated herein by reference.

(32)	Terms Schedule to Employment Agreement of Thomas M. Harte with MF Global Ltd., dated May 29, 2007, between Man Group plc and Thomas M. Harte, filed on July 6, 2007 as Exhibit 10.21 to our Registration Statement on Form F-1, relating to the initial public offering of its common shares, as amended, incorporated herein by reference.

(33)	Letter from MF Global to Alison J. Carnwath, dated July 5, 2007, filed on July 6, 2007 as Exhibit 10.35 to our Registration Statement on Form F-1, relating to the initial public offering of its common shares, as amended, incorporated herein by reference.

(34)	Amended and Restated Employment Agreement between MF Global Ltd. and Thomas Connolly, dated July 29, 2010, filed on August 10, 2009 as Exhibit 10.3 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(35)	Amended and Restated Employment Agreement between MF Global Ltd. and Michael Roseman, dated July 29, 2010, filed on September 30, 2009 as Exhibit 10.2 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(36)	Amended and Restated Employment Agreement between MF Global Ltd. and J. Randy MacDonald, dated September 28, 2009, filed on October 5, 2009 as Exhibit 10.1 to our Current Report on Form 8-K, incorporated herein by reference.

(37)	Amended and Restated Employment Agreement between MF Global Ltd. and Laurence O’Connell, dated September 28, 2009, filed on October 5, 2009 as Exhibit 10.2 to our Current Report on Form 8-K, incorporated herein by reference.

(38)	Amended and Restated Employment Agreement between MF Global Ltd. and James Rowsell, dated September 22, 2009, filed on February 5, 2010 as Exhibit 10.2 to our Quarterly Report on Form 10-Q, incorporated herein by reference.

(39)	Employment Agreement, between the Company and Jon S. Corzine, dated March 23, 2010, filed on March 23, 2010 as Exhibit 10.1 to our Current Report on Form 8-K, incorporated herein by reference.

(40)	Share Option Award Agreement between the Company and Jon S. Corzine, dated as of April 7, 2010, filed on May 28, 2010 as Exhibit 10.36 to our Annual Report on Form 10-K, incorporated herein by reference.

(41)	Resignation Letter from Laurence O’ Connell to the Company, dated May 14, 2010, filed on May 28, 2010 as Exhibit 10.27 to our Annual Report on Form 10-K, incorporated herein by reference.

(42)	Form of Stock Certificate, filed on January 5, 2010 as Exhibit 4.1 to our Current Report on Form 8-K12G3, incorporated herein by reference.

(43)	Certificate of Designation, 6% Cumulative Convertible Preferred Stock, Series A, filed on January 5, 2010 as Annex A to our Certificate of Incorporation, filed as Exhibit 3.1 to our Current Report on Form 8-K12G3, incorporated herein by reference.

(44)	Certificate of Designation, 9.75% Cumulative Convertible Preferred Stock, Series B, filed on January 5, 2010 as Annex B to our Certificate of Incorporation, filed as Exhibit 3.1 to our Current Report on Form 8-K12G3, incorporated herein by reference.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a)	The information set forth in the Offer to Exchange under the captions entitled “Summary” and “The Exchange Offer—Purpose of the Exchange Offer” is incorporated herein by reference.

(b)	The information set forth in the Offer to Exchange under the caption entitled “Use of Proceeds” is incorporated herein by reference.

(c)(9)	The information set forth in the Offer to Exchange under the captions entitled “Summary—Separate Offering of Common Stock for Cash” and “Summary—Potential Impact of our Election to Pay the Premium in Cash or Shares” and is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a)	The information set forth in the Offer to Exchange under the captions entitled “Summary—Separate Offering of Common Stock for Cash” and “Summary—Potential Impact of our Election to Pay the Premium in Cash or Shares” is incorporated herein by reference.

(b)	The information set forth in the Offer to Exchange under the caption “Summary” and “The Exchange Offer—Conditions to the Exchange Offer” is incorporated herein by reference

(d)	Not applicable.

Item 8.	Interest in Securities of the Subject Company.

(a)	The information set forth in the Offer to Exchange under the caption “Miscellaneous—Securities Ownership” is incorporated herein by reference.

(b)	The information set forth in the Offer to Exchange under the caption “Miscellaneous—Recent Securities Transactions” is incorporated herein by reference.

Item 9.	Persons/Assets, Retained, Employed, Compensated or Used.

(a)	For information regarding the exchange agent and the information agent, see the information set forth in the Offer to Exchange under the caption “The Exchange Offer—Exchange Agent” and “—The Information Agent”, which is incorporated herein by reference. No persons have been directly or indirectly employed, retained or otherwise compensated to make solicitations or recommendations in connection with the Exchange Offer, other than certain employees of the Company, none of whom will receive any special or additional compensation in connection with the Exchange Offer beyond their normal compensation. See the information set forth in the Offer to Exchange under the caption “The Exchange Offer—Fees and Expenses”, which is incorporated herein by reference.

Item 10.	Financial Statements.

(a)	The information set forth in the Offer to Exchange under the captions “Incorporation of Certain Information by Reference”, “Market Prices of Common Stock—Book Value Per Share” and “Ratios of Earnings” are incorporated herein by reference. The information set forth under Item 8, Financial Statements and Supplementary Data, in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 is incorporated herein by reference and can also be accessed electronically on the Securities and Exchange Commission’s website at http://www.sec.gov.

(b)	Not applicable.

Item 11.	Additional Information.

(a)	Not applicable.

(b)	The information set forth in the Offer to Exchange and the accompanying Letters of Transmittal is incorporated herein by reference.

Item 12.	Exhibits.

Exhibits filed as part of this Schedule TO are listed below with the symbol “*”. Exhibits incorporated by reference are indicated in parenthesis.

(a)(1)(A)	Offer to Exchange, dated June 1, 2010.*

(a)(1)(B)	Form of Letter of Transmittal (Series B Preferred Stock).*

(a)(1)(C)	Form of Letter of Transmittal (Notes).*

(a)(1)(D)	Form of Notice of Withdrawal.*

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Press Release, dated June 1, 2010.*

(b)	Not applicable.

(d)(1)	Indenture, dated as of June 25, 2008, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference as Exhibit 4.1 to our Current Report on Form 8-K, filed on June 26, 2008).

(d)(2)	First Supplemental Indenture, dated as of January 4, 2010, between MF Global Holdings Ltd. and Deutsche Bank Trust Company Americas, with respect to the Notes (incorporated by reference as Exhibit 4.2 to our Current Report on
Form 8-K12G3, filed on January 5, 2010).

(d)(3)	Form of Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, (incorporated by reference as Exhibit 4.3 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).

(d)(4)	Amendment No. 1 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A. (incorporated by reference as Exhibit 4.5 to our Annual Report on Form 10-K, filed on June 13, 2008).

(d)(5)	Amendment No. 2 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, dated as of January 4, 2010 (incorporated by reference as Exhibit 4.3 of the Company’s Current Report on
Form 8-K12G3, filed on January 5, 2010).

(d)(6)	Amendment No. 3 to the Rights Agreement, dated as of May 28, 2010, between MF Global Holdings Ltd. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference as Exhibit 4.5 to our Annual Report on Form 10-K, filed on May 28, 2010).

(d)(7)	Form of Master Separation Agreement by and between Man Group plc and MF Global Ltd., filed on May 31, 2007 as Exhibit 2.1 to our Registration Statement on Form F-1, relating to the initial public offering of its common shares, as amended (incorporated by reference as Exhibit 2.1 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, filed on May 31, 2007).

(d)(8)	Form of Registration Rights Agreement by and between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 4.6 to our Annual Report on Form 10-K, filed on June 13, 2008).

(d)(9)	Investment Agreement, between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 10.48 to our Annual Report on Form 10-K, filed on June 13, 2008).

(d)(10)	Amendment No. 1 to the Investment Agreement between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 10.49 to our Annual Report on Form 10-K, filed on June 13, 2008).

(d)(11)	Transfer Agreement, dated as of February 3, 2010, between the Company and JCF MFG Holdco LLC (incorporated by reference as Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed on February 5, 2010).

(d)(12)	Replacement Capital Covenant (incorporated by reference as Exhibit 1.1 to our Current Report on Form 8-K, filed on July 18, 2008).

(d)(13)	Amended and Restated MF Global 2007 Long Term Incentive Plan (incorporated by reference as Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed on February 11, 2009).

(d)(14)	Amendment No. 1 to the MF Global Ltd. Amended and Restated 2007 Long Term Incentive Plan, effective as of January 4, 2010 (incorporated by reference as Exhibit 4.5 to our Post-Effective Amendment No.1 to our Registration Statement on Form S-8, filed on January 25, 2010).

(d)(15)	Form of Share Option Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.24 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(16)	Form of Share Option Award Agreement (Selected Executives Version) (incorporated by reference as Exhibit 10.25 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(17)	Form of Restricted Share Unit Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.26 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(18)	Form of Restricted Share Unit Award Agreement (Selected Executives Version) (incorporated by reference as Exhibit 10.27 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(19)	Form of Share Option Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(20)	Form of Restricted Share Unit Award Agreement (Cliff Vesting) (incorporated by reference as Exhibit 10.4 to our Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(21)	Form of Restricted Share Unit Award Agreement (Ratable Vesting) (incorporated by reference as Exhibit 10.5 to our Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(22)	Form of Restricted Share Unit Award Agreement (Share Option Exchange) (incorporated by reference as Exhibit 99.(A)(I)(IV) to our Tender Offer Statement in Schedule TO, filed on October 7, 2009).

(d)(23)	MF Global Ltd. Employee Stock Purchase Plan (incorporated by reference as Exhibit 10.28 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(24)	Amendment No. 1 to the MF Global Ltd. Employee Stock Purchase Plan, effective as of January 4. 2010, (incorporated by reference as Exhibit 4.6 to our Post-Effective Amendment No.1 to our Registration Statement on Form S-8, filed on January 25, 2010).

(d)(25)	MF Global Ltd. Approved Savings-Related Share Option Plan (incorporated by reference as Exhibit 10.29 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(26)	Form of Non-Executive Chairman Restricted Share Award Agreement (incorporated by reference as Exhibit 10.33 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).

(d)(27)	Form of Non-Employee Director Restricted Share Award Agreement (incorporated by reference as Exhibit 10.37 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).

(d)(28)	Transition Agreement between MF Global Ltd. and Kevin R. Davis (incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K, filed on October 29, 2008).

(d)(29)	Transition Agreement between MF Global Ltd. and Christopher Smith (incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K, filed on September 11, 2008).

(d)(30)	Transition Agreement between MF Global Ltd. and Amy Butte (incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K, filed on January 4, 2008).

(d)(31)	Form of Executive Officer Employment Agreement with MF Global Ltd. (incorporated by reference as Exhibit 10.16 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).

(d)(32)	Amended and Restated Employment Agreement, dated as of April 2, 2009, between MF Global Ltd. and Bernard W. Dan (incorporated by reference as Exhibit 10.1 of our Current Report on Form 8-K, filed on April 3, 2009).

(d)(33)	Employment Agreement, dated as of May 15, 2009, between MF Global Ltd. and Laurie R. Ferber (incorporated by reference as Exhibit 10.1 of our Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(34)	Terms Schedule to Employment Agreement of Thomas M. Harte with MF Global Ltd., dated May 29, 2007, between Man Group plc and Thomas M. Harte (incorporated by reference as Exhibit 10.21 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).

(d)(35)	Letter from MF Global to Alison J. Carnwath, dated July 5, 2007 (incorporated by reference as Exhibit 10.35 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).

(d)(36)	Amended and Restated Employment Agreement, dated July 29, 2010, between MF Global Ltd. and Thomas Connolly (incorporated by reference as Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed on August 10, 2009).

(d)(37)	Amended and Restated Employment Agreement, dated July 29, 2010, between MF Global Ltd. and Michael Roseman, (incorporated by reference as Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed on September 30, 2009).

(d)(38)	Amended and Restated Employment Agreement, dated September 28, 2009, between MF Global Ltd. and J. Randy MacDonald (incorporated by reference as Exhibit 10.1 to our Current Report on Form 8-K, filed on October 5, 2009).

(d)(39)	Amended and Restated Employment Agreement, dated September 28, 2009, between MF Global Ltd. and Laurence O’Connell (incorporated by reference as Exhibit 10.2 to our Current Report on Form 8-K, filed on October 5, 2009).

(d)(40)	Amended and Restated Employment Agreement, dated September 22, 2009, between MF Global Ltd. and James Rowsell (incorporated by reference as Exhibit 10.2 of our Quarterly Report on Form 10-Q, filed on February 5, 2010).

(d)(41)	Employment Agreement, dated March 23, 2010, between the Company and Jon S. Corzine (incorporated by reference as Exhibit 10.1 to our Current Report on Form 8-K, filed on March 23, 2010).

(d)(42)	Share Option Award Agreement, dated as of April 7, 2010, between the Company and Jon S. Corzine (incorporated by reference as Exhibit 10.36 to our Annual Report on Form 10-K, filed on May 28, 2010).

(d)(43)	Resignation Letter from Laurence O’Connell to the Company, dated May 14, 2010 (incorporated by reference as Exhibit 10.27 to our Annual Report on Form 10-K, filed on May 28, 2010).

(d)(44)	Form of Stock Certificate (incorporated by reference as Exhibit 4.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010).

(d)(45)	Certificate of Designation, 6% Cumulative Convertible Preferred Stock, Series A (incorporated by reference from Annex A to our Certificate of Incorporation as Exhibit 3.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010).

(d)(46)	Certificate of Designation, 9.75% Cumulative Convertible Preferred Stock, Series B (incorporated by reference from Annex B to our Certificate of Incorporation as Exhibit 3.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010).

(g)	Not applicable.

(h)	Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 1, 2010	MF GLOBAL HOLDINGS LTD.

	By:	/s/ J. Randy MacDonald
	Name:	J. Randy MacDonald
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibits filed as part of this Schedule TO are listed below with the symbol “*”. Exhibits incorporated by reference are indicated in parenthesis.

(a)(1)(A)	Offer to Exchange, dated June 1, 2010.*

(a)(1)(B)	Form of Letter of Transmittal (Series B Preferred Stock).*

(a)(1)(C)	Form of Letter of Transmittal (Notes).*

(a)(1)(D)	Form of Notice of Withdrawal.*

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Press Release, dated June 1, 2010.*

(b)	Not applicable.

(d)(1)	Indenture, dated as of June 25, 2008, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference as Exhibit 4.1 to our Current Report on Form 8-K, filed on June 26, 2008).

(d)(2)	First Supplemental Indenture, dated as of January 4, 2010, between MF Global Holdings Ltd. and Deutsche Bank Trust Company Americas, with respect to the Notes (incorporated by reference as Exhibit 4.2 to our Current Report on Form 8-K12G3, filed on January 5, 2010).

(d)(3)	Form of Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, (incorporated by reference as Exhibit 4.3 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).

(d)(4)	Amendment No. 1 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A. (incorporated by reference as Exhibit 4.5 to our Annual Report on Form 10-K, filed on June 13, 2008).

(d)(5)	Amendment No. 2 to the Rights Agreement, dated as of January 4, 2010, between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference as Exhibit 4.3 of the Company’s Current Report on Form 8-K12G3, filed on January 5, 2010).

(d)(6)	Amendment No. 3 to the Rights Agreement, dated as of May 28, 2010, between MF Global Holdings Ltd. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference as Exhibit 4.5 to our Current Annual Report on Form 10-K, filed on May 28, 2010).

(d)(7)	Form of Master Separation Agreement by and between Man Group plc and MF Global Ltd., filed on May 31, 2007 as Exhibit 2.1 to our Registration Statement on Form F-1, relating to the initial public offering of its common shares, as amended (incorporated by reference as Exhibit 2.1 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, filed on May 31, 2007).

(d)(8)	Form of Registration Rights Agreement by and between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 4.6 to our Annual Report on Form 10-K, filed on June 13, 2008).

(d)(9)	Investment Agreement, between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 10.48 to our Annual Report on Form 10-K, filed on June 13, 2008).

(d)(10)	Amendment No. 1 to the Investment Agreement between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 10.49 to our Annual Report on Form 10-K, filed on June 13, 2008).

(d)(11)	Transfer Agreement, dated as of February 3, 2010, between the Company and JCF MFG Holdco LLC (incorporated by reference as Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed on February 5, 2010).

(d)(12)	Replacement Capital Covenant (incorporated by reference as Exhibit 1.1 to our Current Report on Form 8-K, filed on July 18, 2008).

(d)(13)	Amended and Restated MF Global 2007 Long Term Incentive Plan (incorporated by reference as Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed on February 11, 2009).

(d)(14)	Amendment No. 1 to the MF Global Ltd. Amended and Restated 2007 Long Term Incentive Plan, effective as of January 4, 2010 (incorporated by reference as Exhibit 4.5 to our Post-Effective Amendment No.1 to our Registration Statement on Form S-8, filed on January 25, 2010).

(d)(15)	Form of Share Option Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.24 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(16)	Form of Share Option Award Agreement (Selected Executives Version) (incorporated by reference as Exhibit 10.25 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(17)	Form of Restricted Share Unit Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.26 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(18)	Form of Restricted Share Unit Award Agreement (Selected Executives Version) (incorporated by reference as Exhibit 10.27 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(19)	Form of Share Option Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(20)	Form of Restricted Share Unit Award Agreement (Cliff Vesting) (incorporated by reference as Exhibit 10.4 to our Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(21)	Form of Restricted Share Unit Award Agreement (Ratable Vesting) (incorporated by reference as Exhibit 10.5 to our Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(22)	Form of Restricted Share Unit Award Agreement (Share Option Exchange) (incorporated by reference as Exhibit 99.(A)(I)(IV) to our Tender Offer Statement in Schedule TO, filed on October 7, 2009).

(d)(23)	MF Global Ltd. Employee Stock Purchase Plan (incorporated by reference as Exhibit 10.28 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(24)	Amendment No. 1 to the MF Global Ltd. Employee Stock Purchase Plan, effective as of January 4. 2010, (incorporated by reference as Exhibit 4.6 to our Post-Effective Amendment No.1 to our Registration Statement on Form S-8, filed on January 25, 2010).

(d)(25)	MF Global Ltd. Approved Savings-Related Share Option Plan (incorporated by reference as Exhibit 10.29 to our Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(26)	Form of Non-Executive Chairman Restricted Share Award Agreement (incorporated by reference as Exhibit 10.33 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).

(d)(27)	Form of Non-Employee Director Restricted Share Award Agreement (incorporated by reference as Exhibit 10.37 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).

(d)(28)	Transition Agreement between MF Global Ltd. and Kevin R. Davis (incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K, filed on October 29, 2008).

(d)(29)	Transition Agreement between MF Global Ltd. and Christopher Smith (incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K, filed on September 11, 2008).

(d)(30)	Transition Agreement between MF Global Ltd. and Amy Butte (incorporated by reference as Exhibit 99.1 to our Current Report on Form 8-K, filed on January 4, 2008).

(d)(31)	Form of Executive Officer Employment Agreement with MF Global Ltd. (incorporated by reference as Exhibit 10.16 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).

(d)(32)	Amended and Restated Employment Agreement, dated as of April 2, 2009, between MF Global Ltd. and Bernard W. Dan (incorporated by reference as Exhibit 10.1 of our Current Report on Form 8-K, filed on April 3, 2009).

(d)(33)	Employment Agreement, dated as of May 15, 2009, between MF Global Ltd. and Laurie R. Ferber (incorporated by reference as Exhibit 10.1 of our Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(34)	Terms Schedule to Employment Agreement of Thomas M. Harte with MF Global Ltd., dated May 29, 2007, between Man Group plc and Thomas M. Harte (incorporated by reference as Exhibit 10.21 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).

(d)(35)	Letter from MF Global to Alison J. Carnwath, dated July 5, 2007 (incorporated by reference as Exhibit 10.35 to our Registration Statement on Form F-1, relating to the initial public offering of our common shares, as amended, filed on July 6, 2007).

(d)(36)	Amended and Restated Employment Agreement, dated July 29, 2010, between MF Global Ltd. and Thomas Connolly, (incorporated by reference as Exhibit 10.3 to our Quarterly Report on Form 10-Q, filed on August 10, 2009).

(d)(37)	Amended and Restated Employment Agreement, dated July 29, 2010, between MF Global Ltd. and Michael Roseman (incorporated by reference as Exhibit 10.2 to our Quarterly Report on Form 10-Q, filed on September 30, 2009).

(d)(38)	Amended and Restated Employment Agreement, dated September 28, 2009, between MF Global Ltd. and J. Randy MacDonald (incorporated by reference as Exhibit 10.1 to our Current Report on Form 8-K, filed on October 5, 2009).

(d)(39)	Amended and Restated Employment Agreement, dated September 28, 2009, between MF Global Ltd. and Laurence O’Connell (incorporated by reference as Exhibit 10.2 to our Current Report on Form 8-K, filed on October 5, 2009).

(d)(40)	Amended and Restated Employment Agreement between, dated September 22, 2009, MF Global Ltd. and James Rowsell (incorporated by reference as Exhibit 10.2 of our Quarterly Report on Form 10-Q, filed on February 5, 2010).

(d)(41)	Employment Agreement, dated March 23, 2010, between the Company and Jon S. Corzine (incorporated by reference as Exhibit 10.1 to our Current Report on Form 8-K, filed on March 23, 2010).

(d)(42)	Share Option Award Agreement, dated as of April 7, 2010, between the Company and Jon S. Corzine (incorporated by reference as Exhibit 10.36 to our Annual Report on Form 10-K, filed on May 28, 2010).

(d)(43)	Resignation Letter from Laurence O’Connell to the Company, dated May 14, 2010 (incorporated by reference as Exhibit 10.27 to our Annual Report on Form 10-K, filed on May 28, 2010).

(d)(44)	Form of Stock Certificate (incorporated by reference as Exhibit 4.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010).

(d)(45)	Certificate of Designation, 6% Cumulative Convertible Preferred Stock, Series A (incorporated by reference from Annex A to our Certificate of Incorporation as Exhibit 3.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010).

(d)(46)	Certificate of Designation, 9.75% Cumulative Convertible Preferred Stock, Series B (incorporated by reference from Annex B to our Certificate of Incorporation as Exhibit 3.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010).

(g)	Not applicable.

(h)	Not applicable.